As filed with the Securities and Exchange Commission on March 13, 2020

Registration No. 333-232433

Registration No. 333-212777

Registration No. 333-199853

Registration No. 333-168541

Registration No. 333-124296

Registration No. 333-82035

Registration No. 333-60151

Registration No. 333-04505

Registration No. 033-84578

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-232433

FORM S-8 REGISTRATION STATEMENT NO. 333-212777

FORM S-8 REGISTRATION STATEMENT NO. 333-199853

FORM S-8 REGISTRATION STATEMENT NO. 333-168541

FORM S-8 REGISTRATION STATEMENT NO. 333-124296

POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-8 TO FORM S-4 REGISTRATION STATEMENT NO. 333-82035

POST-EFFECTIVE AMENDMENT NO. 5 TO FORM S-8 REGISTRATION STATEMENT NO. 333-60151

POST-EFFECTIVE AMENDMENT NO. 7 TO FORM S-8 REGISTRATION STATEMENT NO. 333-04505

POST-EFFECTIVE AMENDMENT NO. 10 TO FORM S-8 REGISTRATION STATEMENT NO. 033-84578

UNDER

THE SECURITIES ACT OF 1933

AK STEEL HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	31-1401455
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive West Chester, Ohio	45069
(Address of Principal Executive Offices)	(Zip Code)

AK STEEL HOLDING CORPORATION 2019 OMNIBUS SUPPLEMENTAL INCENTIVE PLAN

AK STEEL HOLDING CORPORATION STOCK INCENTIVE PLAN

1996 INCENTIVE PLAN OF ARMCO INC.

1993 LONG-TERM INCENTIVE PLAN OF ARMCO INC.

ARMCO INC. AND SUBSIDIARIES 1988 STOCK OPTION PLAN

AK STEEL HOLDING CORPORATION 1994 STOCK INCENTIVE PLAN

(Full titles of the plans)

James D. Graham

Vice President, General Counsel and Corporate Secretary

AK Steel Holding Corporation

9227 Centre Pointe Drive

West Chester, Ohio 45069

(513) 425-5000

(Name, address and telephone number of agent for service)

Copies to:

James P. Dougherty, Esq.

Benjamin L. Stulberg, Esq.

Michael J. Solecki, Esq.

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

AK Steel Holding Corporation, a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.01 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•	Registration Statement No. 333-232433, filed on June 28, 2019, relating to the registration of 14,400,000 Shares under the AK Steel Holding Corporation 2019 Omnibus Supplemental Incentive Plan;

•	Registration Statement No. 333-212777, filed on July 29, 2016, relating to the registration of 4,800,000 Shares under the AK Steel Holding Corporation Stock Incentive Plan;

•

Registration Statement No. 333-199853, filed on November 4, 2014, relating to the registration of 4,000,000 Shares under the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of March 20, 2014);

•

Registration Statement No. 333-168541, filed on August 5, 2010, relating to the registration of 3,000,000 Shares under the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of March 18, 2010);

•

Registration Statement No. 333-124296, filed on April 25, 2005, relating to the registration of 5,000,000 Shares under the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of January 16, 2003);

•

Registration Statement on Form S-8 filed as a post-effective amendment to the Registration Statement on Form S-4 with Registration Statement No. 333-82035, originally filed on Form S-8 on September 30, 1999, relating to the registration of 2,695,959 Shares under the 1993 Long-Term Incentive Plan of Armco Inc.; Amended 1993 Long-Term Incentive Plan of Armco Inc.; 1996 Incentive Plan of Armco Inc.; and Armco Inc. and Subsidiaries 1988 Stock Option Plan;

•	Registration Statement No. 333-60151, filed on July 30, 1998, relating to the registration of 3,200,000 Shares under the AK Steel Holding Corporation Stock Incentive Plan;

•	Registration Statement No. 333-04505, filed on May 24, 1996, registering 1,600,000 Shares under the AK Steel Holding Corporation 1994 Stock Incentive Plan; and

•	Registration Statement No. 033-84578, relating to the registration of Shares under the AK Steel Holding Corporation 1994 Stock Incentive Plan.

On March 13, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 2, 2019, by and among the Registrant, Cleveland-Cliffs Inc., an Ohio corporation (“Cliffs”), and Pepper Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Cliffs (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly owned subsidiary of Cliffs.

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but remaining unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on March 13, 2020.

AK Steel Holding Corporation

By:	/s/ James D. Graham
Name: James D. Graham
Title: Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.